FINANCIAL
RELATIONS BOARD
                                                      news




                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:
AT THE COMPANY:                       AT FINANCIAL RELATIONS BOARD:
T. Wilson Eglin                       Larry Stein          Diane Hettwer
Chief Executive Officer               General Inquiries    Analyst Inquiries
(212) 692-7200                        (312) 640-6794       (312) 640-6760

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 27, 2004

                      LEXINGTON CORPORATE PROPERTIES TRUST
                   ENTERS INTO AGREEMENT TO SELL COMMON SHARES

New York, NY - February 27, 2004 - Lexington Corporate Properties Trust (NYSE:LXP), a real estate investment trust, yesterday entered into an agreement to sell six million common shares, with net proceeds to the Company of $20.92 per share, which represents a 3.6% discount from the New York Stock Exchange closing price of $21.70 per share on February 26, 2004. The Company intends to use the net proceeds, after all anticipated issuance costs, of approximately $125.4 million to repay indebtedness, fund acquisitions and for general corporate purposes. The offering is being underwritten by Wachovia Securities. In addition, the Company granted the underwriter a 30-day option to purchase up to an additional 900,000 common shares to cover over-allotments.

        All common shares will be offered under the Company's existing shelf registration statement filed with the Securities and Exchange Commission. The offering of these securities will be made only by means of a prospectus supplement. The prospectus supplement related to this public offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement may be obtained from Wachovia Securities, 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Thursday, February 26, 2004 at $21.70 per share. Lexington pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com.



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LEXINGTON CORPORATE PROPERTIES TRUST
ADD 1


This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.



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